EXHIBIT 10.01(h)

ADVISORY AGREEMENT

among

CAMBRIDGE GLOBAL HORIZONS, LLC,

BLACKROCK INVESTMENT MANAGEMENT, LLC,

and

CANTAB CAPITAL PARTNERS LLP

Dated as of March 25, 2010

ADVISORY AGREEMENT

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (the “Agreement”), made as of this 25th day of March 2010, among CAMBRIDGE GLOBAL HORIZONS, LLC, a Delaware limited liability company (the “Company”), BLACKROCK INVESTMENT MANAGEMENT LLC, a Delaware limited liability company and the manager of the Company (the “Manager”), and CANTAB CAPITAL PARTNERS LLP (the “Trading Advisor”);

W I T N E S S E T H:

WHEREAS, the Company trades, buys, sells or otherwise acquires, holds or disposes of forward contracts, futures contracts for commodities, financial instruments and currencies on United States and foreign exchanges, any rights pertaining thereto and any options thereon or on physical commodities and engages in all activities incident thereto (the foregoing forms of investment being collectively referred to herein as “commodity interests”);

WHEREAS, the sole holder of interests in the Company as of the date hereof, BlackRock Global Horizons I, LP (the “Fund”), is now offering Units of Limited Partnership Interest in the Fund (“Units”) for sale to investors in an offering exempt from registration under the Securities Act of 1933, as amended (the “1933 Act”), pursuant to Section 4(2) thereof and Rule 506 under Regulation D promulgated thereunder, as described in the Fund’s Confidential Private Placement Memorandum (the “Memorandum”) that has been filed with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”) pursuant to the Commodity Exchange Act, as amended (the “CEA”), the commodity pool operator and commodity trading advisor regulations promulgated under the CEA by the CFTC (the “Commodity Regulations”), and NFA rules promulgated under the CEA (the “NFA Rules”);

WHEREAS, the Fund had previously sold Units publicly pursuant to an effective registration under the 1933 Act.  Such public offering was discontinued in 1998, and the Units now being offered are the same class of equity securities as the outstanding Units;

WHEREAS, the Trading Advisor is engaged in the business of, among other things, making trading decisions on behalf of investors in the purchase and sale of certain commodity interests;

WHEREAS, the Company desires the Trading Advisor, upon the terms and conditions set forth herein, to act as a trading advisor for the Company and to make commodity interests investment decisions for the Company with respect to the Company’s assets from time to time, and the Trading Advisor desires to so act; and

WHEREAS, for purposes of the FSA Rules, the Trading Advisor has classified each of the Company and the Manager (together, “BlackRock”) as a “Professional Client” (as defined in the FSA Rules).

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1.             Undertakings in Connection with Offering of Units.

(a)           Undertakings by the Trading Advisor.  The Trading Advisor agrees to use its best efforts to cooperate with the Fund and the Manager in amending the Memorandum, including without limitation by providing, as promptly as may be reasonably practicable, all information (if any) regarding the Trading Advisor and its principals which the Manager reasonably believes to be necessary or advisable to include in the Memorandum, as the same may be amended from time to time; provided, that nothing herein shall require the Trading Advisor to disclose any proprietary or confidential information related to its trading programs, systems or strategies or to its clients.

(b)           Certain Defined Terms.  As used in this Agreement, the term “principal” shall have the same meaning given to such term in Section 4.10(e) of the Commodity Regulations, and the term “affiliate” shall mean an individual or entity (including a stockholder, director, officer, employee, agent, or principal) that directly or indirectly controls, is controlled by, or is under common control with any other individual or entity.

(c)           Use of Memorandum and Other Solicitation Material.  Neither the Trading Advisor, its principals nor any of its employees, affiliates or agents, the employees, affiliates or agents of such affiliates, or their respective successors or assigns shall use, publish, circulate or distribute the Memorandum (including any amendment or supplement thereto) or any related solicitation material nor shall any of the foregoing engage in any marketing, sales or promotional activities in connection with the offering of Units, except as may be requested by the Manager and agreed to by the Trading Advisor.

(d)           Updated Performance Information.  At any time while Units continue to be offered and sold, at the written request of the Fund or the Manager, the Trading Advisor, at its own expense, shall promptly provide the Fund and the Manager with complete and accurate performance information (in form and substance consistent with Section 4.35 of the Commodity Regulations and the NFA Rules) reflecting the actual performance of the accounts directed by the Trading Advisor up to the latest practicable date (consistent with Section 4.35 of the Commodity Regulations) prior to the date of the Memorandum as amended or supplemented, together with any reports or letters relating to such performance data received from accountants and in the possession of the Trading Advisor; provided that the Manager reasonably believes such information to be necessary or advisable in connection with its preparation of the Memorandum or other required disclosures, reports or regulatory filings.

(e)           Access to Personnel.  Upon reasonable notice to the Trading Advisor, the Company or the Manager shall have the right to have access to appropriate senior personnel fo the Trading Advisor in order to discuss matters related to the accuracy and completeness of data provided by the Trading Advisor and/or compliance with the terms of this Agreement (subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information concerning such trading systems, methods, models, strategies and formulas and of the identity of the Trading Advisor’s clients).

2.             Duties of the Trading Advisor.

(a)           Speculative Trading.  As of the date of this Agreement, the Trading Advisor acts as a trading advisor for the Company, acting independently from any other advisors or managers selected to direct accounts on behalf of the Fund.  The Trading Advisor and the Company agree that in managing the assets of the Company, the Trading Advisor shall utilize the investment policy and strategy (the “Program”) as described in the Confidential Private Placement Memorandum for CCP Quantitative Fund LP dated September 24, 2009 (the “Disclosure Document”).  The Trading Advisor may trade a substantively different portfolio in managing the Company only with the consent of the Manager.  Except as provided otherwise in this Section 2, the Trading Advisor shall have sole and exclusive authority and responsibility for directing the investment and reinvestment of the Company’s assets utilizing the Programs pursuant to and in accordance with the Trading Advisor’s best judgment and its approach as described in the Disclosure Document, and as refined and modified from time to time in the future in accordance herewith, for the period and on the terms and conditions set forth herein.  Only those individuals employed by the Trading Advisor and authorized by the Trading Advisor to do so are permitted to implement trades for the Company.  A current list of these individuals is included Appendix A.  At the Manager’s request, the Trading Advisor shall provide a quarterly update to the Company and the Manager regarding any individuals who have (x) had their authority to implement trades for the Company revoked or (y) been added during the quarter as permitted to implement trades for the Company.  Notwithstanding the foregoing, the Company or the Manager may override the trading instructions of the Trading Advisor to the extent necessary:  (i) to fund any distributions or redemptions of Units to be made by the Fund; (ii) to pay the Company’s or the Fund’s expenses; and/or (iii) to comply with speculative position limits; provided that the Company and the Manager shall permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i)-(ii) prior to exercising its override authority.  The Trading Advisor will have no liability for the results of any of the Manager’s interventions in (i)-(ii), above.

For any trade where the Trading Advisor has received no specific instructions from the Company or the Manager, the Trading Advisor shall arrange for the execution of such trade in accordance with the terms of this Agreement and the Trading Advisor’s best execution policy, a summary of which is included in Appendix D.  The Company and the Manager each acknowledge that they have read the Trading Advisor’s best execution policy as set forth in Appendix D.  The Company and the Manager acknowledge that the aggregation of transactions may on occasion operate to the Company’s disadvantage.

The Company and the Manager both specifically acknowledge that in agreeing to manage the Company, the Trading Advisor is not making any guarantee of profits or of protections against loss.

The Trading Advisor shall give the Company and the Manager prompt written notice of any proposed material change in the Program or the manner in which trading decisions are to be made or implemented and shall not make any such proposed material change with respect to trading for the Company without having given the Company and the Manager at least 30 days’ prior written notice of such change.  The addition and/or deletion of commodity interests from the Company’s portfolio managed by the Trading Advisor shall not be deemed a change in the Trading Advisor’s trading approach and prior written notice to the Company or the

Manager shall not be required therefor, except as set forth in section 2(b) below; provided that, with respect to the Company, the Trading Advisor may trade a different trading program in managing the Company only with the consent of the Manager.

(b)           List of Commodity Interests Traded by the Trading Advisor.  The Trading Advisor shall provide the Company and the Manager with a complete list of commodity interests which it intends to trade on the Company’s behalf.  All commodity interests other than regulated futures contracts and options on regulated futures contracts traded on a qualified board or exchange in the United States shall be listed on Appendix B to this Agreement.  The addition of commodity interests (other than forward contracts on foreign currencies) to the Company’s portfolio managed by the Trading Advisor as set forth in Appendix B to this Agreement shall require prior written notice to the Company or the Manager and an amendment to Appendix B.

(c)           Investment of Assets Held in Securities and Cash.  Notwithstanding any provision of this Agreement to the contrary, the Company and the Manager, and not the Trading Advisor, shall have the sole and exclusive authority and responsibility with regard to the investment, maintenance and management of the Company’s assets other than in respect of the Trading Advisor’s trading of the Company’s assets in commodity interests.

(d)           Trading Authorization.  Prior to the Company’s acceptance of trading advice from the Trading Advisor in accordance with this Agreement, the Company shall deliver to the Trading Advisor a trading authorization in the form of Appendix C hereto appointing the Trading Advisor as an agent of the Company and attorney-in-fact for such purpose.

(e)           Delivery of Disclosure Documents.  The Trading Advisor shall, during the term of this Agreement, deliver to the Company copies of all updated confidential private placement memoranda, or supplements thereto, for CCP Quantitative Fund LP, promptly following preparation of such documents.

(f)            Trade Reconciliations.  The Trading Advisor acknowledges its obligation to review its commodity interest positions on a daily basis and to notify the Company and the Manager promptly of any errors committed by the Trading Advisor or any trade which the Trading Advisor believes was not executed in accordance with its instructions and which cannot be promptly resolved; provided that such error involves an amount that is at least two basis points of the Company’s net assets at the time such error occurred. The Trading Advisor will use its own systems to evaluate trade and portfolio information until it receives the necessary information from the Company, upon which time the Trading Advisor will use the information from the Company to evaluate the trade and portfolio information.

(g)           Trade Information.   The Trading Advisor shall use reasonable efforts to provide trade information to OMR Systems by electronic file by 4:30 p.m. on the date of any trade made on behalf of the Company.

3.             Trading Advisor Independent.  For all purposes of this Agreement, the Trading Advisor shall be deemed to be an independent contractor and shall have no authority to act for or represent the Company in any way and shall not otherwise be deemed to be an agent of the Company.  Nothing contained herein shall create or constitute the Trading Advisor and any other trading advisor for the Company, the Fund or the Manager as a member of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, nor shall this Agreement be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other.  The parties acknowledge that the Trading Advisor has not been an organizer or promoter of the Fund.

4.             Commodity Broker; Floor Brokers.

(a)           Clearing of All Trades.  The Trading Advisor shall clear orders for all commodity interest transactions for the Company through such commodity broker or brokers as the Company shall designate from time to time in its sole discretion (the “Clearing Broker”).  The Trading Advisor will also trade on a “give up” basis through floor brokers.  All such trades will be “given-up” to be carried by the Clearing Broker.  The Trading Advisor shall receive copies of all daily and monthly brokerage statements for the Company directly from the Clearing Broker.

The parties acknowledge that the Trading Advisor has no authority or responsibility for selecting the Clearing Broker or for the negotiation of Clearing Broker commission rates.  If necessary for the Trading Advisor to trade pursuant to the Program, the Company shall provide adequate dealing lines of credit for the Trading Advisor to place orders for spot and forward currency contracts on behalf of the Company.

(b)           Forward Trading.  All forward trades for the Company shall be executed through the forward dealer(s) (which may be affiliates of the Manager) selected by the Trading Advisor, provided said trades are “given-up” to the Clearing Broker.

(c)           Floor Brokerage.  Notwithstanding Section 4(a) of this Agreement, the Trading Advisor may place orders for commodity interest transactions for the Company through floor brokers selected by the Trading Advisor.  Such floor brokers shall “give up” all trades on behalf the Company to the Clearing Broker for clearance.

The brokerage and floor commissions, “give-up” fees and other transaction costs charged by any floor broker to effect Company transactions shall be competitive with the Clearing Broker’s standard rates.

5.             Allocation of Company Assets to Trading Advisor; Allocation of Receipts and Charges.

(a)           The Manager has allocated a portion of the Fund’s assets to the Company to be managed in accordance with the terms of this Agreement.  The Manager may, in its sole discretion, reallocate Fund assets by contributing to or withdrawing amounts from the Company as of any month-end.

(b)           Gains and receipts (e.g., trading profits and, in some instances, interest income), losses and charges (e.g., trading losses, Trading Advisor management fees, incentive fees and brokerage commissions) specific to the Company shall be allocated entirely to the Company.  Gains and receipts, losses and charges not specific to (i) the Company or (ii) any other company or account held by the Fund and managed by a specific trading advisor, shall be allocated among all of the companies and accounts of the Fund managed by the different trading advisors, including the Company, pro rata based on the beginning of month value of each such company and account after reduction for account specific charges.  The value of the Company after taking into account all realized and unrealized gains and losses is the Company’s “Mark-to-Market Value.”

(c)           The value of the Company determined by deducting from the Company’s Mark-to-Market Value all charges and reserves (including but not limited to charges specific to the Company provided for in Section 5(b), the Company’s pro rata share of Fund distribution fees, transfer agent fees, administrator’s fees, brokerage commissions and the Manager’s Sponsor Fee) except any charges or accruals for the fees provided for in Section 6 is the Company’s “Net Asset Value Before Fees.”

6.             Fees.

(a)           Management Fee.  By approximately ten business days of each calendar month-end, the Company will pay the Trading Advisor a Management Fee equal to [         ]* of the Company’s month-end Net Asset Value Before Fees.  The resulting balance after payment of the Management Fee is the Company’s “Post MF Net Asset Value.”  The Company’s balance after any further reduction for the Incentive Fee provided for in Section 6(b) is the Company’s “Net Asset Value.”

(b)           Incentive Fee.

(i)               The Company will pay to the Trading Advisor, [             ]* (“Incentive Fee Calculation Date”), an Incentive Fee equal to [     ]* of any New Trading Profit recognized by the Company as of such Incentive Fee Calculation Date.

(ii)              Subject to the adjustments contemplated below, New Trading Profit equals any increase in the Mark-to-Market Value of the Company as of the current Incentive Fee Calculation Date over the High Water Mark attributable to the Company.  New Trading Profit will be calculated prior to reduction for any accrued Incentive Fees [               ].*

(iii)             The High Water Mark attributable to the Company shall be equal to the highest Net Asset Value of the Company (for avoidance of doubt, after reduction for the Incentive Fee then paid), as of any preceding Incentive Fee Calculation Date.  The High Water Mark shall be increased dollar-for-dollar by any capital allocated to the Company and decreased proportionately when capital is reallocated away from the Company (other than to pay expenses).  The proportionate reduction made as a result of a reallocation shall be calculated by multiplying the High Water Mark in effect immediately prior to such reallocation by the fraction the numerator of which is the Net Asset Value of the Company immediately following such reallocation and the denominator of which is the Net Asset Value of the Company immediately before such reallocation.

* Confidential material redacted and filed separately with the Commission.

(iv)             If an Incentive Fee is paid as of an Incentive Fee Calculation Date, the High Water Mark is reset to the Net Asset Value of the Company immediately following such payment.

(v)              When there is an accrued Incentive Fee at the time any reallocation from the Company is made, the Incentive Fee attributable to such reallocation will be paid.  Such Incentive Fee shall be determined by multiplying the Incentive Fee that would have been paid had the date of the reallocation been an Incentive Fee Calculation Date by the fraction the numerator of which is the amount of the reallocation and the denominator of which is the Post MF Net Asset Value of the Company immediately prior to the reallocation, in each case prior to reduction for the accrued Incentive Fee.  Such Incentive Fee will be paid from and reduce the amount of the reallocation.

(vi)             Interest income shall not be included in any of the foregoing calculations.  For the avoidance of doubt, no Incentive Fee shall be payable on any interest income earned by the Company.

(vii)            Termination of this Agreement shall be treated as an Incentive Fee Calculation Date.

7.             Term and Termination.

(a)           Term and Renewal.  This Agreement shall continue in effect until December 31, 2010.  Thereafter, this Agreement shall be automatically renewed for successive one-year periods, on the same terms, unless terminated by either the Trading Advisor or the Company upon 90 days’ notice to the other party.

(b)           Termination.  Notwithstanding Section 7(a) hereof, this Agreement shall terminate:

(i)               immediately if the Company shall terminate and be dissolved in accordance with the Limited Liability Company Agreement or otherwise;

(ii)              at the discretion of the Manager as of the end of any month;

(iii)             at the discretion of the Trading Advisor, as of the following month-end, should any of the following occur:  (1) the assets managed by the Trading Advisor decrease to less than $15,000,000 at the close of business on any day; or (2) the Trading Advisor has determined to cease managing any customer accounts pursuant to the Program; or

(iv)             at the discretion of the Trading Advisor as of the end of any month upon 90 days’ prior written notice to the Manager.

8.             Right to Advise Others; Uniformity of Acts and Practices.

(a)           During the term of this Agreement, the Trading Advisor and its affiliates shall be free to advise other investors as to the purchase and sale of commodity interests, to manage and trade other investors’ commodity interests accounts and to trade for and on behalf of their own proprietary commodity interests accounts.  However, under no circumstances shall the

Trading Advisor or any of its affiliates favor any commodity interests account directed by any of them (regardless of the date on which they began or shall begin to direct such account) over the Company’s account, giving due consideration to the trading program which the Manager has requested the Trading Advisor to trade on behalf of the Company.  For purposes of this Agreement, the Trading Advisor and its affiliates shall not be deemed to be favoring another commodity interests account over the Company’s account (i) if the Trading Advisor or its affiliates, in accordance with specific instructions of the owner of such account, trade such account at a degree of leverage or in accordance with trading policies which shall be different from that which shall normally be applied to substantially all of the Trading Advisor’s other accounts, (ii) if the Trading Advisor or its affiliates, in accordance with the Trading Advisor’s money management principles, shall not trade certain commodity interests contracts for an account based on the amount of equity in such account or (iii) if the Trading Advisor allocates and executes trades in accordance with its best execution and allocation policies and procedures and such trades result in certain accounts receiving favorable treatment over others (including the Company) with respect to certain trades; provided further that such trading activity does not result in a consistent pattern over time demonstrating that any other account or accounts are being favored over the Company under such policies and procedures.

(b)           The Trading Advisor understands and agrees that it and its affiliates shall have a fiduciary responsibility to the Company under this Agreement.

(c)           At the request of the Company, the Trading Advisor and its affiliates shall promptly make available to the Company (if available to it without unreasonable efforts) copies of such written reports delivered by the Trading Advisor or its affiliates as are required to be delivered to fund investors pursuant to the CEA and similar previously-prepared written information (subject to the need to preserve the confidentiality of proprietary information concerning the Trading Advisor’s trading systems, methods, models, strategies and formulas and the identity of the Trading Advisor’s clients).

(d)           The Company and the Manager acknowledge that different accounts, even though traded according to the same investment program, can have varying investment results. The reasons for this include numerous material differences among accounts, but not limited to: (a) the periods during which accounts are active; (b) the investment program used (although all accounts may be traded in accordance with the same approach, such approach may be modified periodically as a result of ongoing research and development by the Trading Advisor); (c) leverage employed; (d) the size of the account, which can influence the size of positions taken and restrict the account from participating in all markets available to an investment program; (e) the amount of interest income earned by an account, which will depend on the rates paid by a broker on equity deposits and/or on the portion of an account invested in interest-bearing obligations such as U.S. Treasury Bills; (f) the amount of management fees and performance fees and the brokerage commissions paid; (g) the timing of orders to open or close positions; (h) the market conditions, which in part determine the quality of trade executions; (i) trading instructions/restrictions of the client; (j) procedures governing the timing for the commencement of trading and the method of moving toward full portfolio commitment for new accounts; (k) variation in fill prices; and (l) the timing of additions and withdrawals.  The Company and the Manager acknowledge that the aggregation of transactions may on occasions operate to the Company’s disadvantage.

9.             Speculative Position Limits.  If the Trading Advisor (either alone or aggregated with the positions of any other person if such aggregation shall be required by the CEA, the CFTC or any other regulatory authority having jurisdiction) shall exceed or be about to exceed applicable limits in any commodity interest traded for the Company, the Trading Advisor shall immediately take such action as the Trading Advisor may deem fair and equitable to comply with the limits, and shall immediately deliver to the Company a written explanation of the action taken to comply with such limits.  If such limits are exceeded by the Company, the Manager may require the Trading Advisor to liquidate positions as required.

10.          Additional Undertakings by the Trading Advisor.  Neither the Trading Advisor nor its employees, affiliates or agents, the stockholders, directors, officers, employees, principals, affiliates or agents of such affiliates, or their respective successors or assigns shall:  (a) use or distribute for any purpose whatsoever any list containing the names and/or residential addresses of and/or other information about the Limited Partners of the Fund; nor (b) directly solicit any Limited Partner of the Fund for any business purpose whatsoever (unless such Limited Partner is already a client of the Trading Advisor).

11.          Representations and Warranties.

(a)           The Trading Advisor hereby represents and warrants to the other parties as follows:

(i)               The Trading Advisor is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Trading Advisor’s ability to perform its obligations under this Agreement. The Trading Advisor has full corporate, partnership or limited liability company (as the case may be) power and authority to perform its obligations under this Agreement.

(ii)              This Agreement has been duly and validly authorized, executed and delivered on behalf of the Trading Advisor and constitutes a valid, binding and enforceable agreement of the Trading Advisor in accordance with its terms.

(iii)             The Trading Advisor has all governmental, regulatory and commodity exchange licenses and approvals and has effected all filings and registrations with governmental and regulatory agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration of the Trading Advisor as a commodity trading advisor under the CEA, and membership of the Trading Advisor as a commodity trading advisor in NFA), and the performance of such obligation will not violate or result in a breach of any provision of the Trading Advisor’s certificate of incorporation, by-laws or any agreement, instrument, order, law or regulation binding on the Trading Advisor.  The principals of the Trading Advisor are duly listed as such in the official records of the NFA.

(iv)             Assuming the accuracy of the Manager’s representation in subsection 11(b)(vii) below, management by the Trading Advisor of an account for the Company in accordance with the terms hereof will not require any registration under, or violate any of the provisions of, the Investment Advisers Act of 1940 (assuming that the Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Company Act”)).

(v)              The Trading Advisor’s implementation of its trading program on behalf of the Company will not infringe any other person’s copyrights, trademark or other property rights.

(vi)             The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Trading Advisor is bound or any order, rule or regulation application to the Trading Advisor of any court or any governmental body or administrative agency having jurisdiction over the Trading Advisor.

(vii)            Other than as may have been disclosed in writing to the Manager by the Trading Advisor, there is not pending, or to the best of the Trading Advisor’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Trading Advisor is a party, or to which any of the assets of the Trading Advisor is subject, which might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.  The Trading Advisor has not received any notice of an investigation or warning letter from NFA or CFTC regarding non-compliance by the Trading Advisor with the CEA or the regulations thereunder.

(b)           The Manager hereby represents and warrants to the other parties as follows:

(i)               The Manager is duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and in good standing under the laws of each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Manager’s ability to perform its obligations hereunder.

(ii)              The Manager has the power and authority under applicable law to perform its obligations hereunder.

(iii)             This Agreement has been duly and validly authorized, executed and delivered by the Manager and constitutes a legal, valid and binding agreement of the Manager enforceable in accordance with its terms.

(iv)             The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Manager is bound or any order, rule or regulation applicable to the Manager of any court or any governmental body or administrative agency having jurisdiction over the Manager.

(v)              There is not pending, or, to the best of the Manager’s knowledge threatened, any action, suit or proceeding before or by any court or other governmental body to which the Manager is a party, or to which any of the assets of the Manager is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Manager or is required to be disclosed pursuant to applicable CFTC regulations.

(vi)             The Manager has all governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder (including, without limitation, registration as a commodity pool operator under the CEA and membership in NFA as a commodity pool operator), and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of incorporation, by-laws or any agreement, order, law or regulation binding upon it.  The principals of the Manager are duly registered as such on the Manager’s commodity pool operator Form 7-R registration.         The Fund is a “Qualified Eligible Person” as that term is defined in Rule 4.7 of the CEA.

(vii)            The Company is not an “investment company” within the meaning of the Company Act.

(viii)           The Company and the Manager acknowledge receipt of the Disclosure Document and acknowledge and agree that they have read and understand the information provided in the Disclosure Document regarding the investment strategy, disclosures and risks contained therein.

(c)           The Company represents and warrants to the other parties as follows:

(i)               The Company is duly organized and validly existing and in good standing as a limited liability company under the laws of the State of Delaware and in good standing under the laws of each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to so qualify would materially adversely affect the Company’s ability to perform its obligations hereunder.

(ii)              The Company has the limited liability company power and authority under applicable law to perform its obligations hereunder.

(iii)             This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable in accordance with its terms.

(iv)             The execution and delivery of this Agreement, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Company is bound or any order, rule or regulation applicable to the Company of any court or any governmental body or administrative agency having jurisdiction over the Company.

(v)              There is not pending, or, to the best of the Company’s knowledge, threatened, any action, suit or proceeding before or by any court or other governmental body to which the Company is a party, or to which any of the assets of the Company is subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Company or which is required to be disclosed pursuant to applicable CFTC regulations.

(vi)             The Company has all governmental, regulatory and commodity exchange approvals and licenses, and has effected all filings and registrations with governmental agencies required to conduct its business and to act as described herein or required to perform its obligations hereunder and the performance of such obligations will not contravene or result in a breach of any provision of its certificate of formation, limited liability company agreement or any other agreement, order, law or regulation binding upon it.

(d)           The foregoing representations and warranties shall be continuing during the entire term of this Agreement and, if at any time, any event shall occur which would make any of the foregoing representations and warranties of any party no longer true and accurate, such party shall promptly notify the other parties.

12.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

13.          Indemnification.

(a)           The Company shall indemnify, defend and hold harmless the Trading Advisor and its affiliates and their respective directors, officers, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Company shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any of such person’s actions or capacities relating to the business or activities of the Company pursuant to this Agreement; provided that the conduct of such person which was the subject of the demand, claim, lawsuit, action or proceeding did not constitute negligence, misconduct or a breach of this Agreement or of any fiduciary obligation to the Company.  The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company.

(b)           The Trading Advisor shall indemnify, defend and hold harmless the Company, the Manager, their respective affiliates and their respective directors, officers, shareholders, employees and controlling persons from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any reasonable investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Trading Advisor shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any action or omission of the Trading Advisor or any of its respective officers, directors or employees relating to the business or activities of such person under this Agreement or relating to the management of an account of the Company provided:  the action or omission of such person which was the subject of the demand, claim, lawsuit, action or proceeding constituted negligence or misconduct or a breach of this Agreement or was an action or omission taken otherwise than in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company.

(c)           The Trading Advisor, its officers, directors, employees and shareholders shall not be liable to the Company and its officers, directors or members or to any of their successors or assigns except by reason of acts or omissions in contravention of the express terms of this Agreement, or due to their intentional misconduct or negligence.

(d)           The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

(e)           Any indemnification required by this Section 13 unless ordered or expressly permitted by a court, shall be made by the indemnifying party only upon a determination by independent legal counsel mutually agreeable to the parties hereto in a written opinion that the conduct which is the subject of the claim, demand, lawsuit, action or proceeding with respect to which indemnification is sought meets the applicable standard set forth in this Section 13.

(f)            In the event that a person entitled to indemnification under this Section 13 is made a party to an action, suit or proceeding alleging both matters for which indemnification may be due hereunder and matters for which indemnification may not be due hereunder, such person shall be indemnified only in respect of the former matters.

(g)           Promptly after receipt by any of the indemnified parties under this Agreement of notice of any demand, claim, lawsuit, action or proceeding, the indemnified party shall notify the indemnifying party in writing of the commencement thereof if a claim for indemnification in respect thereof is to be made under this Agreement.  Except to the extent that the indemnifying party is not materially prejudiced thereby, the omission so to notify shall relieve the indemnifying party from any obligation or liability which it may have to any such indemnified party under this section.  In the event that such demand, claim, lawsuit, action or proceeding is brought against a person entitled to be indemnified under this Agreement, and the indemnifying party is notified of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that the indemnifying party may wish, to assume the defense thereof, with counsel selected by the indemnifying party and approved by the indemnified person (provided that approval may not be unreasonably withheld), and after notice from the indemnifying party to such indemnified person of the indemnifying party’s election so as to assume the defense thereof, the indemnifying party shall not be liable to such person under this section for any legal or other expenses subsequently incurred by such person in connection with the defense thereof, unless the indemnifying party approves the employment of separate counsel by such person (it being understood, however, that the indemnifying party shall not be liable for legal or other expenses of more than one separate firm of attorneys for all such persons indemnified hereunder, which firm shall be designated in writing by the Trading Advisor or the Company, as the case may be).

14.          Assignment.  This Agreement shall not be assigned by any of the parties hereto without the prior express written consent of the other parties hereto; provided, that either party may assign this agreement to an affiliate upon prior notice to the other party.

15.          Amendment; Waiver.  This Agreement shall not be amended except by a writing signed by the parties hereto.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.

16.          Severability.  If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

17.          Notices.  Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered by courier service, facsimile, postage prepaid mail or other similar means and shall be effective upon actual receipt by the party to which such notice shall be directed, addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

if to the Company or the Manager:

CAMBRIDGE GLOBAL HORIZONS, LLC

c/o BlackRock Investment Management LLC

40 East 52nd Street

25th Floor

New York, NY 10022

Attn:  Edward A. Rzeszowski

Facsimile:  212-810-8745

with a copy to:

BlackRock Investment Management, LLC

Princeton Corporate Campus

800 Scudders Mill Road – Section 1B

Plainsboro, New Jersey  08536

Attn:  Michael Pungello

Facsimile:  609-282-2664

with a further copy to:

BlackRock Alternative Advisors

601 Union Street, 56th Floor

Seattle, Washington  98101

Attn:  Marie Bender

Facsimile:  206-613-6708

if to the Trading Advisor:

Cantab Capital Partners LLP

Daedalus House Station Road

Cambridge, CB1 2RE

United Kingdom

Attn:  Dr. Ewan Kirk

Facsimile:  44-122-375-5775

18.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

19.          Consent to Jurisdiction.  The parties hereto agree that any action or proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement, any breach hereof or any transaction covered hereby, shall be resolved, whether by arbitration or otherwise, within the County of New York, City of New York, and State of New York.  Accordingly, the parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within the County of New York, City of New York, and State of New York.  The parties further agree that any such action or proceeding brought by any party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in federal or state courts, or if appropriate before any applicable arbitral body, located within the County of New York, City of New York, and State of New York.

20.          Remedies.  In any action or proceeding arising out of any of the provisions of this Agreement, the Trading Advisor, the Manager and the Company agree that they shall not seek any prejudgment equitable or ancillary relief.  Such parties also agree that their sole remedy in any such action or proceeding shall be to seek actual monetary damages for any breach of this Agreement; provided, however, that the Company agrees that the Trading  Advisor and the Manager may seek declaratory judgment with respect to the indemnification provisions of this Agreement.

21.          Promotional Material.  None of the parties hereto will make reference to any other such party in officially filed or publicly or privately distributed material without first submitting such material to the party so named for approval a reasonable period of time in advance of the proposed use of such material.

22.          Confidentiality.  The Company and the Manager acknowledge that the Trading Advisor’s strategies and trades constitute proprietary data belonging to the Trading Advisor and agree that they will not disseminate any confidential information regarding any of the foregoing, except as required by law, and any such information as may be acquired by the Manager or the Company is to be used solely to monitor the Trading Advisor’s performance on behalf of the Company.

23.          Survival.  The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect.

24.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

25.          Headings.  Headings to sections and subsections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

PURSUANT TO AN EXEMPTION FROM THE U.S. COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH COMMODITY TRADING ADVISORS WHOSE CLIENTS ARE LIMITED TO QUALIFIED ELIGIBLE PERSONS, THIS DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE CFTC.  THE CFTC DOES NOT PASS UPON THE MERITS OF INVESTING WITH THE ADVISOR OR THE ACCURACY OF THE INFORMATION HEREIN.  THEREFORE, THE CFTC HAS NOT REVIEWED OR APPROVED THIS AGREEMENT.

*              *              *              *              *

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned on the day and year first written above.

CAMBRIDGE GLOBAL HORIZONS, LLC

By:	BLACKROCK INVESTMENT MANAGEMENT, LLC, its Manager

By:
Name: Robert S. Ellsworth
Title: Managing Director

By:
Name: Marie M. Bender
Title: Managing Director

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:
Name: Robert S. Ellsworth
Title: Managing Director

By:
Name: Marie M. Bender
Title: Managing Director

By: CANTAB CAPITAL PARTNERS LLP

By:
Name:
Title:

APPENDIX A

AUTHORIZED TRADERS

Ewan Kirk

Levent Sendur

Janice Drohan

Erich Schlaikjer

Tom Howat

Rochard Cornes

Hasan Amjad

Philip Scott

Catherine Arabella Schelpe

Steven Winfield

A-1

APPENDIX B

COMMODITY INTERESTS TRADED BY CANTAB CAPITAL PARTNERS LLP

The undersigned represents that the following is a complete list of all commodity interests which the undersigned intends to trade on behalf of CAMBRIDGE GLOBAL HORIZONS, LLC other than regulated futures contracts and options on regulated futures contracts traded on a qualified board of trade or exchange:

Exchange Traded Futures and Forwards

Reuters	Exchange	Market Description
C	CME Group - CBOT	Corn
FV	CME Group - CBOT	5yr Treasuries
BO	CME Group - CBOT	Soybean Oil
FF	CME Group - CBOT	30 Day Fed Fund
LC	CME Group - CBOT	Live Cattle
S	CME Group - CBOT	CBT Soybeans
TY	CME Group - CBOT	10yr Treasuries
US	CME Group - CBOT	30yr Treasuries
W	CME Group - CME	Wheat
ED	CME Group - CME	EuroDollar
ES	CME Group - CME	S&P 500
LH	CME Group - CME	CME Lean Hogs
NIY	CME Group - CME	Nikkei
NQ	CME Group - CME	Nasdaq E-Mini
TU	CME Group - CME	2yr Treasuries
NG	CME Group - NYMEX	Natural Gas
HO	CME Group - NYMEX	NY HEATING OIL
WTI	CME Group - NYMEX	WTI Crude
ZG	CME Group - NYMEX	Gold
RB	CME Group - NYMEX	NYMEX RBOB Gasoline
KW	KCBT	CME Kansas Wheat
FCE	Eurex	CAC-40
FDX	Eurex	DAX
FGBL	Eurex	Bunds
FGBM	Eurex	Bobl
FGBS	Eurex	Schatz
CONF	Eurex	Swiss Bonds
STXE	Eurex	Euro Stoxx
FLG	Euronext NYSE	Gilts
FSS	Euronext NYSE	Short Sterling
FEI	Euronext NYSE	Euribor
FFI	Euronext NYSE	FTSE-100
BRT	ICE	Brent Crude
GO	ICE	Gas Oil

CC	ICE	Cocoa
KC	ICE	Coffee
CT	ICE	Cotton
SB	ICE	Sugar no. 11
RE	ICE	Russell 2000
IFS	IDEM	MIB-30
LA	LME	Aluminium
LL	LME	Lead
LP	LME	Copper
LX	LME	Zinc
LN	LME	Nickel
MFX	MEFF	IBEX-35
CGB	MONTREAL	CAD Bonds
JNM	Osaka	Nikkei 225 mini
JNI	Osaka	Nikkei 225 main
JGB	TSE	Japanese Treasuries

OTC FX and FX Options

Currency	Product
AUD	Spot/Forward/Options
BRL	NDF
CAD	Spot/Forward
CHF	Spot/Forward
CLP	NDF
CZK	Spot/Forward
EUR	Spot/Forward/Options
GBP	Spot/Forward/Options
HUF	Spot/Forward
IDR	NDF
ILS	NDF
INR	NDF
JPY	Spot/Forward/Options
KRW	NDF
MXN	Spot/Forward
MYR	NDF
NOK	Spot/Forward/Options
NZD	Spot/Forward/Options
PEN	NDF
PHP	NDF
PLN	Spot/Forward
SEK	Spot/Forward
SGD	Spot/Forward
THB	Spot/Forward
TRY	Spot/Forward
TWD	NDF
ZAR	Spot/Forward

CANTAB CAPITAL PARTNERS LLP

By:
Name:
Title:

Dated as of March 25, 2010

APPENDIX C

COMMODITY TRADING AUTHORITY

Cantab Capital Partners LLP

Attn:  Dr. Ewan Kirk

Facsimile:  44-122-375-5775

Dear Cantab Capital Partners LLP:

Cambridge Global Horizons, LLC (the “Company”) does hereby make, constitute and appoint you as its attorney-in-fact to buy and sell commodity futures and forward contracts (including foreign futures and options contracts) in accordance with the Advisory Agreement between us and certain others.

Very truly yours,

CAMBRIDGE GLOBAL HORIZONS, LLC

	By:	BLACKROCK INVESTMENT MANAGEMENT, LLC, its Manager

By:
Name:
Title:

Dated as of March 25, 2010

C-1

APPENDIX D

CERTAIN DISCLOSURES

FSA Disclosures

1.1                                          The Trading Advisor shall not be liable in respect of the negligence, wilful default or fraud or any other act or omission of any third party through whom transactions are effected pursuant to this Agreement or of any other third party having custody or possession of the Company’s assets from time to time, or of any stock exchange, data vendor, price feed provider, or clearance or settlement system or any other third party with whom the Trading Advisor deals in the course of business.

1.2                                          The Trading Advisor will not be liable for any loss arising directly or indirectly from trading errors or errors of fact or judgement or any action taken (or omitted to be taken) by it howsoever arising except to the extent that any such error or action (or the omission thereof) is due directly and exclusively to the Trading Advisor’s negligence, wilful default or fraud or that of it or any of its employees, directors, officers or other agents.

1.3                                          The Trading Advisor will not be liable to the Company for or in respect of any communication links, software or data produced or provided by any third party.

1.4                                          Except as expressly provided in this Agreement all warranties, representations, terms, conditions and guarantees, whether implied by law or otherwise, are expressly excluded by the Trading Advisor to the fullest extent permitted by law.

1.5                                          Nothing in this Agreement shall exclude or restrict any duty or liability to the that the Trading Advisor may have under the rules of the FSA, the CFTC, the NFA or any other regulatory or self-regulatory body with jurisdiction over the Trading Advisor, and neither party excludes liability for death or personal injury caused by the negligence of it, its employees or agents, or for fraud.

Best Execution Policy

Firms generally seek to achieve best execution for their clients but must now document these execution arrangements to enable them to demonstrate how they comply with MiFID’s best execution requirements both when they place/transmit orders to a broker for execution or when they execute an order through Direct Market Access (“DMA”).  To meet these new obligations firms must develop a disclosure statement in order to meet the requirement to provide appropriate information to their clients on its execution policy.

Developing and maintaining a Disclosure Statement

On a day by day basis firms work hard with their brokers or through DMA to achieve the best possible execution result for their clients and so the starting point for the documentation of the best execution policy is a thorough understanding of how these arrangements work.  It is then a case of documenting how the factors set out below (to the extent relevant) have been taken into account in developing the current arrangements.  Where factors have not previously been fully taken into account there may be an opportunity to improve the execution arrangements.  Execution arrangements are dynamic and will change as brokers’ skills develop, venues open or close, new technology is developed etc.  It is in the best interests of firms to actively evaluate these changes and of course keep the execution policy up to date.  Firms must notify clients of any material changes to its execution policy or arrangements.  However, client consent to these changes is not required.

To develop/ maintain the disclosure statement the following steps will be relevant:

List the class of instruments in which the firm places/ transmits or executes client orders.

For each instrument list the execution venues or brokers to which client orders are directed for execution.

Execution criteria

For each execution venue (defined as a regulated market, MTF, systematic internaliser, market maker or other liquidity provider) or broker list the factors/reasons (with reference to the Execution Criteria) for the relevant venue or broker.

MiFID requires firms to obtain the best possible result (rather than merely the best price) and to take into account the following criteria for determining the relative importance of the execution factors for the client (or types of client) that the firm has:

(1) the characteristics of the client including the categorisation of the client as retail or professional;

(2) the characteristics of the client order (if there is a client order);

(3) the characteristics of financial instruments that are the subject of that client order;

(4) the characteristics of the execution venues/brokers to which that order can be directed.

Execution factors

A number of other factors can be into account when providing best execution to clients such as:

•                  Price

•                  Costs

•                  Speed

•                  Liquidity

•                  Settlement

•                  Client Objectives

•                  Order size / nature

•                  Venue

•                  Others as relevant

Monitoring

The firm shall monitor the effectiveness of the execution arrangements for each instrument traded with each broker or venue through an evaluation of the controls and related exceptions or through sample checks.  Such monitoring should be undertaken on the basis of the risk and impact on the client of the firm not meeting the relevant execution criteria.

When considered as a result of the above monitoring, the firm shall correct any deficiencies noted in execution arrangements.

Annual Review

Annually (or when material change occurs to the ability to obtain the best possible results for clients) firms should formerly review their execution arrangements considering whether the brokers / execution venues selected are providing the best possible result for its clients.  The review should consider whether information on which the order execution policy is based is manifestly accurate, complete and up to date.

Disclosure

These arrangements have been summarised in a “Best Execution Disclosure Statement” and a “Best Execution, Acknowledgement of Disclosure”.

Best Execution Disclosure Statement

The quality of execution

When buying and selling financial instruments on your behalf, we will take all reasonable steps to achieve the best overall result for you or “Best Execution”.  This involves considering the nature of your orders, and the market in question.

We will use our knowledge, experience and judgement to execute trades on your behalf taking into consideration a range of different factors that include not just price, but also the costs incurred in the transaction, the need for timely execution, the liquidity of the market, the size of the order and the nature of the financial transaction, including whether it is executed on a regulated market or over-the-counter.

We will use our knowledge of your circumstances and requirements to determine the factors that we need to take into account for the purpose of providing you with “Best Execution”.

Our commitment to provide you with Best Execution does not mean that we owe you any fiduciary responsibilities over and above the specific regulatory obligations placed upon us or as may be otherwise contracted between us.

Order Execution Policy

We have set out the criteria that determine how we select the different venues /brokers through which your order may be executed. We have identified those venues/brokers below on which we will most regularly seek to execute/direct orders and which we believe offer the best prospects for affording you Best Execution. We will also assess, on a regular basis, the quality of execution afforded by those venues/brokers across our client base and whether we need to change our execution arrangements.

In selecting the most appropriate venues/brokers for the purpose of executing your orders, we will take into full account the factors relevant to the order, including those set out above:

(a) what we reasonably assess to be your best interests in terms of executing your orders; and

(b) such other factors as may be appropriate, including the ability of the venue/broker to manage complex orders, the speed of execution, the creditworthiness of the venue and the quality of any related clearing and settlement facilities.

Our policy, in providing you with Best Execution, is, so far as possible and subject to the processes set out below, to exercise the same standards and operate the same processes across all the different markets and financial instruments on which we your orders are executed.  However, the diversity in those markets and instruments and the kind of orders that you may place with us mean that different factors will have to be taken into account when we assess the nature of our execution policy in the context of different instruments and different markets. For example, there is no formalised market or settlement infrastructure for over-the-counter transactions. In some markets, price volatility may mean that the timeliness of execution is a priority, whereas, in other markets that have low liquidity, the fact of execution may itself constitute best execution. In other cases, our choice of broker or venue may be limited (even to the fact that there may only be one platform/market upon which we can execute your orders) because of the nature of your order or of your requirements.

Set out below is a summary of the principal types of instruments on which we provide best execution, the brokers/ execution venues that we employ as well as the execution criteria we believe are important too you.

Instruments	Brokers/Execution venues	Relevant Execution Criteria (nb this may replicate what is in the policy or provide a briefer summary)
Futures	DMA, On exchange. Executed via GS, Barclays, EDF & Man, Newedge.	Ability to execute electronically / STP Speed Execution cost (commissions)
FX	OTC. Executed via UBS, Barclays, DB, Morgan Stanley, Citibank.	Ability to execute electronically / STP Price Liquidity Speed

We regularly evaluate these arrangements to ensure that they continue to be appropriate.